Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Larry Adeleye	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 917-5108	(614) 917-5497

COLUMBUS, Ohio — May 16, 2011 — State Auto Financial Corporation (NASDAQ:STFC) today announced its preliminary estimate of April 2011 catastrophe storm activity. The company estimates second quarter 2011 earnings will include between $75.0 and $85.0 million in pre-tax catastrophe losses related to April storm activity, net of estimated reinsurance recoveries.

Five separate catastrophes impacted 20 of State Auto’s operating states last month, resulting in auto and property claims caused by tornadoes, wind and hail. Prior to 2011, State Auto’s historic five-year average catastrophe loss ratio for the second quarter is 18 percentage points or $50 million of losses.

“We anticipate that more than 15,000 claims will be filed as a result of the storms, including those that affected much of the southern and southeastern United States,” said STFC President, Chairman and CEO Bob Restrepo. “Within hours after many of these storms hit, members of our catastrophe claim teams were in affected communities. In many cases, we had contacted insureds in the path of the storms before they were able to reach us. Whether on the ground, in our agents’ offices or handling insureds’ claims by phone, we are committed to continuing to provide the highest level of service to our policyholders.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products in all 50 states and the District of Columbia through independent insurance agencies and brokers. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.